Exhibit 15.01

May 10, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 19, 2004, except Note 14 as to which the date is May 7, 2004, on our review of interim financial information of WellPoint Health Networks Inc. for the three-month periods ended March 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 333-112933, 333-05111, 333-33013, 333-42073, 333-81687, 333-90791, 333-37958, 333-55314, 333-81872, 333-103481, 333-83462 and 333-109097), Form S-3 (File Nos. 333-08519 and 333-101475) and Form S-4 (File Nos. 333-73382, 333-106689 and 333-108132).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP